Prospectus Supplement No. 1	Filed Pursuant to Rule 424(B)(7)
To Prospectus Supplement dated February 19, 2010	Registration No. 333-165000
To Prospectus dated February 19, 2010

10,798,192 Shares

Bunge Limited

Common Shares

This Prospectus Supplement No. 1 supplements and/or amends information contained in Bunge Limited’s Prospectus Supplement, dated February 19, 2010 (the “Prospectus Supplement”), as amended and supplemented from time to time relating to the sale of up to 10,798,192 of our common shares by the selling shareholders named in the Prospectus Supplement, as amended and supplemented by this Prospectus Supplement No. 1.

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used unless it is accompanied by, the Prospectus Supplement and the Prospectus, dated February 19, 2010 (the “Prospectus”), including any amendments or supplements thereto.

This Prospectus Supplement No. 1 amends the information contained in the Prospectus Supplement under the caption “Selling Shareholders” by adding a selling shareholder who was not previously included in the Prospectus Supplement and amending the number of our common shares beneficially owned by certain selling shareholders previously named in the Prospectus Supplement.

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The date of this Prospectus Supplement No. 1 is March 11, 2010.

SELLING SHAREHOLDERS

The information below supplements and amends the information under the heading “Selling Shareholders” in the Prospectus Supplement.

Ms. Lúcia Diniz Junqueira Novaes, a selling shareholder identified in the Prospectus Supplement, transferred 867,122 Bunge Limited common shares previously registered under the Prospectus Supplement to Siriuba Investment Management Ltd., a company indirectly wholly owned by Ms. Novaes.  Ms. Novaes also transferred 2,888 Bunge Limited common shares previously registered under the Prospectus Supplement to Mr. Maurílio Biagi Filho, a selling shareholder identified in the Prospectus Supplement.

See “Moema Group Transactions” in the accompanying Prospectus for more information.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Name of Selling Shareholder	Number of Common Shares	Percentage	Number of Common Shares Offered Hereby	Number of Common Shares	Percentage
Lúcia Diniz Junqueira Novaes(1)	96,668	*	96,668	—	—
Maurílio Biagi Filho(2)	2,944,239	2.05%	2,944,239	—	—
Siriuba Investment Management Ltd.(3)	867,122	*	867,122	—	—

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*	Less than one percent.

1.
The address of Lúcia Diniz Junqueira Novaes is Rua General Fonseca Teles, 239, Jardim Paulista, São Paulo, SP, Brazil 01433-020.  The number of common shares represents 10% of the base number of common shares issuable to Ms. Novaes in connection with the Exchange Transactions (as defined in the Prospectus Supplement) that have been retained by us subject to the determination of certain post-closing adjustments, which have not yet been determined.

2.	The address of Maurílio Biagi Filho is Avenida Braz Olaia Acosta, 727, 12o andar, sala 1201, Ribeirão Preto, SP, Brazil 14026-040.

3.	The address of Siriuba Investment Management Ltd. is Bahamas Financial Centre, 4th Floor, Shirley & Charlotte Streets, P.O. Box N-4801, Nassau, Bahamas.